Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports Record Third Quarter
Revenue and Earnings Per Share
Monday, October 23, 4:30 pm ET

Revenues From New Products and Shanghai Facility Hit Record Levels

MENLO PARK, Calif., October 23, 2006 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the third quarter ended September 30, 2006. Revenue for the third quarter of 2006 totaled $104.1 million, compared to revenue for the second quarter ended June 30, 2006 of $68.5 million, an increase of 52%, and compared to revenue of $27.5 million for the same period a year ago, a 278% increase. The company recorded net income of $5.6 million, or $0.25 per diluted share, during the third quarter of 2006, compared to net income of $4.0 million or $0.21 per share, for the second quarter of 2006 and a net loss of $566,000, or $0.03 loss per share for the same period a year ago. The $0.25 third quarter earnings per share includes a $0.02 per share charge for the amortization of intangible assets acquired as a part of the Sieger Engineering, Inc. transaction and a $0.02 per share charge related to implementation of SFAS 123(R), the former of which was not incorporated into our previously issued third quarter earnings per share guidance. Gross margin for the third quarter of 2006 was 14.7%, versus 15.6% for the second quarter of 2006, and 9.3% for the same period a year ago.

Cash at the end of the third quarter of 2006 was $18.9. million, a decrease of $0.1 million from $19.0 million at the end of the second quarter of 2006, and an increase of $4.8 million from $14.1 million at the end of the third quarter of 2005. Third party debt at the end of the third quarter was $33.4 million, a decrease of $1.4 million from $34.8 million at the end of the second quarter of 2006, and an increase of $31.1 million from $2.3 million at the end of the third quarter of 2005. This increase from prior year levels reflects additional debt incurred in connection with the acquisition of Sieger Engineering, Inc. as disclosed earlier.

Clarence Granger, UCT’s Chief Executive Officer, commented on the third quarter results: “We are very pleased with the company’s operating performance in the third quarter. We exceeded guidance, with record levels of both revenue and earnings per share. We improved our net liquidity by $1.3 million while completely funding the transaction charges associated with the Sieger acquisition. Finally, I’m pleased with the progress made to date on the integration of Sieger and remain confident in the combined company’s competitive position as a leading provider of critical subsystems for the semiconductor capital equipment industry.”

Granger continued: “Other key accomplishments during the third quarter include achieving record revenue levels out of our Shanghai facility and from the sale of non-gas delivery subsystems. We transferred production of another key product line to China and have executed well on the production ramp of our recently announced non-gas-delivery product awards here in the U.S..”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the fourth quarter of 2006 to range between $100 million and $108 million, and net income per share to range between $0.23 and $0.28 per share, inclusive of an expected $0.03 per share charge for amortization of intangibles and $0.02 per share charge related to implementation of SFAS 123(R). In summary, we are continuing to deliver against our key growth initiatives, and we remain confident in our future.”

Ultra Clean will conduct a conference call on Monday,October 23, 2006, beginning at 2:00 p.m. PDT at 800/709-0218 (domestic) and 212/231-2661 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21305979 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.